CONTACT:       Robert E. Kernan, Jr.
                                                     President & CEO

Seneca-Cayuga Bancorp, Inc.                          Menzo D. Case
NEWS RELEASE                                         EVP

                                                     19 Cayuga Street
                                                     Seneca Falls, NY  13148
                                                     315-568-5855



FOR IMMEDIATE RELEASE

July 31, 2006

SENECA-CAYUGA BANCORP, INC. ANNOUNCES SECOND QUARTER EARNINGS SENECA FALLS, NEW YORK - Seneca-Cayuga Bancorp, Inc., the mid-tier holding company of Seneca Falls Savings Bank, (OTC Bulletin Board; symbol: SCAY) reported net loss of $13,000 for the three months ended June 30, 2006 as compared to a $4,000 loss for the same period in 2005. For the six months ended June 30, 2006, the Company reported net income of $3,000 compared to $36,000 for the same period in 2005.

"Earnings are being challenged by a flat yield curve and an increased regulatory burden cost," indicated President and CEO Robert E. Kernan, Jr.

"Noninterest income is an important part of our earnings. While bank service fees have increased during the past year, insurance commissions have declined." Kernan further stated. "We earned lower contingent insurance commissions in 2006 than in 2005 and have seen insurance companies significantly reduce insurance sales commissions."

Net interest income decreased $4,000, or 0.4%, to $937,000 for the three months ended June 30, 2006 from $941,000 for the three months ended June 30, 2005 due to a modest decline in our margin.

Interest income increased $124,000 or 7.0%, and was $1.9 million for the three months ended June 30, 2006 as compared to $1.8 million for the three months ended June 30, 2005. The average interest-earning assets increased $157,000, or 0.1%, to $137.3 million at June 30, 2006 from $137.1 million at June 30, 2005. The increase in interest income resulted primarily from an increase of $172,000, or 15.7%, in interest and fee income from loans and $54,000, or 96.4%, in other interest-earning assets, offset partially by a decrease of $102,000, or 16.5%, in interest earned from mortgage-backed securities. Other interest-earning assets include proceeds from the Holding Company's stock offering, which were invested in short-term cash deposits. The yield earned on interest-earning assets increased 35 basis points, or 6.8%, to 5.52% for the three months ended June 30, 2006 from 5.17% for the three months ended June 30, 2005, reflecting the modest movement in long-term rates despite significant increases in short-term rates over the last year.

Interest expense increased $128,000, or 15.4%, to $958,000 for the three months ended June 30, 2006 from $830,000 for the three months ended June 30, 2005. The increase in interest expense resulted from an increase of $1.7 million, or 1.3%, in the average balance of interest-bearing liabilities to $131.1 million for the three months ended June 30, 2006 from $129.4 million for the three months ended

Seneca-Cayuga Bancorp, Inc.                                         Page 2 of 4
2nd Quarter Earnings Release

June 30, 2005, and an increase of 36 basis points, or 14.1%, in the average cost of interest-bearing liabilities to 2.92% for the three months ended at June 30, 2006 from 2.56% for the three months ended June 30, 2005. Interest expense increased for money market accounts, certificates of deposits and borrowings, which is the result of a general increase in interest rates for instruments maturing in five years or less. The cost of interest-bearing demand deposits and escrow and savings accounts did not change significantly between the two periods as the rates paid are not as sensitive to changes in the general rate environment.

Non-interest income increased $10,000, or 2.2%, to $473,000 for the three months ended June 30, 2006 from $463,000 for the three months ended June 30, 2005. The increase was primarily the result of a $15,000 increase in bank fees and service charges, driven by higher volumes of account activity, an $8,000 increase in income from bank owned life insurance and new rental income of $7,000, obtained from property purchased for potential future branching, offset partially by a $11,000 decrease in insurance commissions, driven by premium reductions in automobile and home insurance, and a $12,000 decrease in mortgage banking income, which is the result of fewer gains being recognized on loans sold.

Non-interest expense increased $18,000, or 1.3%, and was $1.4 million for the three months ended June 30, 2006 and 2005. The increase was the result of a $11,000 increase in compensation and benefits primarily due to an increase in benefits, a $14,000 increase in service charges assessed by correspondent banks and third party items processing and a $24,000 increase in professional fees, which are due to higher costs incurred as a newly registered public company, offset by a $10,000 reduction in advertising and a $21,000 reduction in other operating expenses.

Total assets increased by $9.4 million, or 6.2%, to $161.4 million at June 30, 2006 from $152.0 million at December 31, 2005 primarily due to increases in cash and cash equivalents and loans, offset by decreases in securities. Asset growth was funded by subscription funds from the Holding Company's stock offering, and to a lesser extent deposit growth.

Cash and cash equivalents increased by $12.6 million, or 368.0% to $16.0 million at June 30, 2006 from $3.4 million at December 31, 2005, primarily due to subscription funds from the public offering, which were held in escrow until the shares were issued in July 2006.

Loans receivable, including loans held for sale, increased by $2.7 million, or 3.4%, to $82.0 million at June 30, 2006 from $79.3 million at December 31, 2005. The increase in loans receivable was the primarily the result of automobile loan originations and, to a lesser extent, mortgages and other loans to consumers.

Deposits increased by $2.5 million, or 2.2%, to $115.4 million at June 30, 2006 from $112.9 million at December 31, 2005. Most of the growth in deposits represented checking accounts and time deposits, offset partially by a decrease in money market accounts.

Borrowings decreased by $4.3 million, or 15.9%, to $22.9 million at June 30, 2006 from $27.2 million at December 31, 2005. Short-term borrowings were repaid primarily from mortgage-backed securities and other principal repayments received during the quarter.

Other liabilities increased by $11.2 million to $11.5 million at June 30, 2006 from $331,000 at December 31, 2005. The increase was primarily attributable to the receipt of stock subscriptions totaling $11.1 million.

Total shareholder's equity decreased $62,000, or 0.6%, and was $10.1 million at June 30, 2006 and December 31, 2005. The net decrease was a result of net income

Seneca-Cayuga Bancorp, Inc.                                         Page 3 of 4
2nd Quarter Earnings Release

of $3,000 for the six months ended June 30, 2006 offset by a $65,000 increase in accumulated other comprehensive loss. Subsequent to the end of the quarter, shareholders' equity increased by $10.2 million as a result of the completion of the stock offering.

Nonperforming assets decreased $72,000, or 16.8%, to $357,000 at June 30, 2006 from $429,000 at December 31, 2005. Nonperforming assets to total assets were ..22% at June 30, 2006 as compared to .28% at December 31, 2005. Nonperforming assets at June 30, 2006 and December 31, 2005 were primarily loans past due 90 days or more secured by residential properties.

Seneca-Cayuga Bancorp, Inc. is the mid-tier holding company of Seneca Falls Savings Bank, a federally chartered savings bank headquartered in Seneca Falls, New York. The Bank has four full service offices located in its market area consisting of Cayuga, Seneca and Ontario Counties.

Presently, the only business conducted by Seneca-Cayuga Bancorp, Inc. is the 100% ownership of Seneca Falls Savings Bank and ownership of approximately $1.6 million investment in a mutual fund.

This release may contain certain forward-looking statements, which are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact the Company's earnings in future periods. Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products, and services.

Seneca-Cayuga Bancorp, Inc.                                         Page 4 of 4
2nd Quarter Earnings Release


                              Financial Highlights
                             (Dollars in thousands)



                                                                    (Unaudited)
                                                                      June 30,         December 31,       June 30,
                                                                       2006               2005              2005
                                                                  ---------------- ----------------- -----------------
                                                                                    (In thousands)
Selected financial condition data:
Total assets                                                   $ 161,382           $ 151,950           $ 149,553
Loans receivable, net                                             81,978              79,205              70,683
Securities                                                        51,385              57,683              64,783
Deposits                                                         115,418             112,915             113,214
Borrowings                                                        22,906              27,228              24,102
Shareholder's equity                                              10,050              10,112              10,452

Asset quality ratios:
Non-performing assets to total assets                               0.22%               0.28%               0.45%
Non-performing loans to total loans                                 0.43%               0.54%               0.79%
Allowance for loan losses to non-performing loans                 114.01%              86.68%              67.75%
Allowance for loan losses to total loans                            0.49%               0.47%               0.53%

                                                                For Three Months Ended June 30,     For Six Months Ended June 30,
                                                                --------------------------------- ----------------------------------
                                                                    2006              2005              2006             2005
                                                                --------------- ----------------- ----------------- ----------------
                                                                                          (In thousands)
Selected operating data:
Interest and dividend income                                   $   1,895           $   1,771           $   3,741        $ 3,546
Interest expense                                                     958                 830               1,904          1,623
                                                                --------------- ----------------- ----------------- ----------------
Net interest income                                                  937                 941               1,837          1,923
Provision for loan losses                                             25                  22                  50             50
                                                                 -------------- ----------------- ----------------- ----------------
Net interest income after provision for loan losses                  912                 919               1,787          1,873
Non-interest income                                                  473                 463               1,025            995
Non-interest expense                                               1,413               1,395               2,818          2,825
                                                                 -------------- ----------------- ----------------- ----------------
Income before income taxes                                           (28)                (13)                 (6)            43
Provision for income taxes                                           (15)                 (9)                 (9)             7
                                                                 -------------- ----------------- ----------------- --------------
Net income                                                     $     (13)          $      (4)          $       3        $    36
                                                                 ============== ================= ================= ================

Performance ratios (1):
Return on average assets                                           -0.03%              -0.01%               0.00%           0.05%
Return on average equity                                           -0.52%              -0.15%               0.06%           0.68%
Interest rate spread (2)                                            2.60%               2.60%               2.55%           2.66%
Net interest margin (3)                                             2.73%               2.75%               2.68%           2.80%
Efficiency ratio (4)                                              100.21%              99.36%              98.46%          96.81%
Operating expense to average total assets                           3.71%               3.74%               3.72%           3.78%
Average interest-earning assets to average interest-bearing
      liabilities                                                 104.69%             105.92%             104.35%         105.78%

Capital ratios:
Average equity to average assets                                    6.60%               7.05%               6.67%           7.08%
Equity to total assets at the end of period                         6.23%               6.99%               6.23%           6.99%

Other data:
Number of full service offices                                         4                   4                   4               4

----------------------------------------------------------------
(1)   Ratios for the interim periods have been annualized where appropriate.
(2)   Represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.
(3)   Represents net interest income as a precent of average interest-earning assets for the period.
(4)   The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.